Exhibit 5.1

                                November 25, 2003



ANSYS, Inc.
275 Technology Drive - Southpointe
Canonsburg, Pennsylvania  15317

                     Re: Registration Statement on Form S-8
                         ----------------------------------

Ladies and Gentlemen:

     I am Corporate Counsel of ANSYS, Inc. (the "Company") and I have acted as counsel for the Company in connection with the preparation of the Form S-8 Registration Statement to be filed by the Company with the Securities and Exchange Commission for the registration under the Securities Act of 1933, as amended, of an additional 1,100,000 shares of the Company's common stock, par value $.01 per share (the "Shares"), which are to be offered from time to time to certain officers, employees and directors of the Company pursuant to the terms of the Company's 1996 Stock Option and Grant Plan, as amended (the "Plan"), and which may be sold by such officers, employees and directors from time to time hereafter.

     I have examined the originals, certified copies or copies otherwise identified to my satisfaction as being true copies of the Plan and such other documents as I have deemed necessary or appropriate for purposes of this opinion.

     Based on the foregoing, I am of the opinion that the Shares have been duly and validly authorized and reserved for issuance and, when issued upon exercise of options granted under the Plan and pursuant to the terms of the Plan, will be legally and validly issued, fully paid and nonassessable.

     I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

                                            Very truly yours,

                                            /s/ David Secunda

                                            David Secunda